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Columbus McKinnon Corporation

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On July 13, 2023, Columbus McKinnon Corporation (the “Company”) issued the following press release regarding the approval and adoption of its amended and restated bylaws and a change in the voting recommendation of Institutional Shareholder Services with respect to the reelection of the Company’s Chair of the Corporate Governance and Nomination Committee. A copy of the press release is set forth below.

News Release 13320 Ballantyne Corporate Place Suite D Charlotte, NC 28277

Immediate Release

Columbus McKinnon Continues to Advance Leading

Governance Structure with Changes in Bylaws

•	Expands exclusive forum provision to State of New York better aligning with investors’ interests

•	ISS changes recommendation to support the reelection of the Chair of the Corporate Governance and Nomination Committee

CHARLOTTE, NC, July 13, 2023 - Columbus McKinnon Corporation (Nasdaq: CMCO), a leading designer and manufacturer of intelligent motion solutions for material handling, today announced that on July 11, 2023, the Board of Directors (the “Board”) approved and adopted amended and restated bylaws (the “Amended and Restated Bylaws”), which became effective the same day. The Amended and Restated Bylaws designate any state court located in the State of New York (a “New York Court”) (or, in the event that a New York Court does not have jurisdiction, a federal district court in the State of New York) as the exclusive forum for certain legal actions involving the Company unless the Company selects or consents to the selection of an alternative forum.

The Board determined to amend the bylaws, which previously provided for exclusive forum in courts located in Erie County, New York, based in part from feedback from shareholders who, while recognizing the potential value of an exclusive forum provision generally, expressed concerns with limiting jurisdiction to only courts located in Erie County.

With this change, ISS revised their recommendation to advise investors to vote “FOR” the reelection of the Company’s Chair of the Corporate Governance and Nomination Committee.

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of intelligent motion solutions that move the world forward and improve lives by efficiently and ergonomically moving, lifting, positioning, and securing materials. Key products include hoists, crane components, precision conveyor systems, rigging tools, light rail workstations and digital power and motion control systems. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available at www.cmco.com.

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Contacts:

Gregory P. Rustowicz	Investor Relations:
Executive Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com